Exhibit 10.11

SILVERBACK ENTERPRISE GROUP, INC.

January 10, 2013

Brian Henley

3511 Riva Ridge

Cove Austin, Tx

78746

Dear Brian Henley:

I am pleased to offer you a position with Silverback Enterprise Group, Inc. (the “Company”), as a Managing Director. If you decide to join us, you will receive a monthly salary of $10,000.00 starting January 1, 2013, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition, you will receive a monthly non-recourse draw of $4,166.67 for up to your first twelve (12) months tied to your first Acquisition. For purposes of this offer letter, Acquisition will be defined as a business acquired by the Company having at least $5 million of trailing twelve months total GAAP revenue. The Company may choose to alter the definition of an Acquisition to include a business with less revenue if we deem that business to have a unique strategic or financial value. Upon the first Acquisition, any remaining balance of the $50,000 “success fee” owed to you less cumulative draws to that date will be paid to you in the form of a bonus. Similarly, but without draws, a bonus of $60,000 will be paid upon the second Acquisition, Similarly, and still without draws, a bonus of $70,000 will be paid upon the third Acquisition. Finally, and still without draws, a bonus of $80,000 will be paid upon the fourth Acquisition, but for this fourth Acquisition, the definition of Acquisition will be amended to increase the minimum acquired business trailing twelve months total GAAP revenue from $5 million to $10 million.

As an employee, you will also be eligible to receive certain employee benefits. You will also be eligible to participate in any new equity-based plan adopted by the Company at a level appropriate for your role and responsibilities within the Company as determined by management. We will propose an initial option grant of 212,160 shares of Common Stock to the Board for approval with a Vesting Commencement Date of January 1, 2013 (consistent with your employment start date), and ten percent (10%) of the shares subject to the Option shall vest on the first anniversary of the Vesting Commencement Date, then twenty percent (20%) of the shares subject to the Option shall vest in equal twelve (12) installments on the corresponding day of each month (or if there is no corresponding day in any such month, on the last day of such month) over the period from the first anniversary of the Vesting Commencement Date to the second anniversary of the Vesting Commencement Date, then thirty percent (30%) of the shares subject to the Option shall vest in equal twelve (12) installments on the corresponding day of each month (or if there is no corresponding day in any such month, on the last day of such month) over the period from the second anniversary of the Vesting Commencement Date to the third anniversary of the Vesting Commencement Date, then the remaining Forty percent (40%) of the shares subject to the Option shall vest in equal twelve (12) installments on the corresponding day of each month (or if there is no corresponding day in any such month, on the last day of such month) over the period from the third anniversary of the Vesting Commencement Date to the

Brian Henley

January 10, 2013

fourth anniversary of the Vesting Commencement Date, and all of the vesting, as described above, is subject to you continuing to be an employee through each such date. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment or other business activities that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an Employee Proprietary Information Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, a restriction on your ability to engage in competitive activities, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $300 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To memorialize your accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be Tuesday, January 1, 2013. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the

Brian Henley

January 10, 2013

terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Friday, January 11, 2013.

We look forward to your favorable reply and to working with you at Silverback Acquisition Corporation.

Sincerely,

/s/ Michael Hill
Michael Hill CFO

Agreed to and accepted:

Signature:	/s/ Brian Henley
Printed Name: Brian Henley
Date: 1/10/13

Enclosures:

Duplicate Original Letter

Employee Proprietary Information Agreement